FOR IMMEDIATE RELEASE

Contacts:
Helen Kendrick
SunPower Corporation
(408) 240-5585
helen.kendrick@sunpowercorp.com

Sarahjane Sacchetti
Bite Communications
(415) 365-0356
Sarahjane.sacchetti@bitepr.com

Florida Power & Light Company Selects SunPower to Build
Largest Solar Photovoltaic Power Plant in United States

SAN JOSE, Calif., July 10, 2008 – SunPower Corporation (Nasdaq: SPWR), a manufacturer of high-efficiency solar cells, solar panels, and solar systems, today announced that it has been selected by Florida Power & Light Company to build the largest solar photovoltaic power plant in the United States, and a second power plant at the Kennedy Space Center.  Florida Power & Light Company is a subsidiary of FPL Group (NYSE: FPL), the world’s largest producer of electricity from renewable energy sources.

The installation will include a 25-megawatt power plant in DeSoto County, Fla., and a 10-megawatt project at the Kennedy Space Center. SunPower will design and build the facilities and FPL will own, operate and maintain the systems. The DeSoto plant will be completed in 2009; the plant at the Kennedy Space Center will be completed in 2010. Construction is contingent on approval of the Florida Public Service Commission.

“These agreements confirm the growing trend in the U.S. to build solar power plants at a scale rivaling those in market-leading countries such as Germany and Spain,” said Howard Wenger, senior vice president, global business units for SunPower.  “With these agreements totaling approximately 35 megawatts, we applaud Florida Power & Light’s commitment and leadership in renewable energy.”

Solar photovoltaic power plants can be easily integrated into existing utility grid networks, and install much faster than conventional forms of power generation. SunPower will install SunPower panels, the highest efficiency solar panels on the market, at both sites. At the DeSoto site, the company will install its SunPower Tracker system, which tilts toward the sun as it moves across the sky, significantly increasing daily energy production compared with fixed-tilt systems while reducing land-use requirements. The combination of SunPower’s high-efficiency panels and high- energy collection tracking systems, delivers the world’s highest power density solar systems and low cost energy.

“We selected SunPower based on its proven experience in building high-performance solar photovoltaic power plants. We are pleased to work with SunPower on these two important projects that will deliver reliable, cost-effective solar power to our customers,” said Eric Silagy, Florida Power & Light Company vice president and chief development officer.  Florida Power & Light Company joined with Gov. Crist on June 25, 2008, to announce these and one other solar power project, which will make Florida No. 2 in the nation in solar power production. The projects are subject to regulatory approval.

The largest-operating solar photovoltaic power plant in North America is currently the 14-megawatt installation located at Nellis Air Force Base in Nev., also built by SunPower.  Worldwide, SunPower has installed more than 450 solar power systems totaling more than 350 megawatts, including solar power plant projects in Europe, Asia and North America.

About SunPower
SunPower Corporation (Nasdaq: SPWR) designs, manufactures and delivers high-performance solar-electric systems worldwide for residential, commercial and utility-scale power plant customers. SunPower high-efficiency solar cells and solar panels generate up to 50 percent more power than conventional solar technologies and have a uniquely attractive, all-black appearance. With headquarters in San Jose, Calif., SunPower has offices in North America, Europe and Asia. For more information, visit www.sunpowercorp.com. SunPower is a majority-owned subsidiary of Cypress Semiconductor Corp. (NYSE: CY).

Forward-Looking Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not represent historical facts. The company uses words and phrases such as “to build,” “growing trend,” “will,” “contingent,” and “can,” and similar expressions to identify forward-looking statements. Forward-looking statements in this press release include, but are not limited to, the company’s plans and expectations regarding:  (a) the company designing and building the largest photovoltaic power plant in the U.S. and a second power plant at the Kennedy Space Center; (b) a growing trend in the U.S. to build solar power plants at a scale rivaling those in market leading countries such as Germany and Spain; (c) completing construction of the two plants in 2009 and 2010; (d) FPL providing reliable, cost-effective solar power to its customers; and (e) photovoltaic power plants being easily integrated into existing utility grid networks and installed much faster than conventional forms of power generation. These forward-looking statements are based on information available to the company as of the date of this release and management’s current expectations, forecasts and assumptions, and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks and uncertainties include a variety of factors, some of which are beyond the company’s control. In particular, risks and uncertainties that could cause actual results to differ include:  (i) construction difficulties or potential delays in the project implementation process; (ii) unanticipated delays or difficulties securing necessary permits, licenses or other governmental approvals, including the required approvals of the Florida Public Services Commission; (iii) the risk of continuation of supply of products and components from suppliers; (iv) unanticipated problems with deploying the system on the sites; (v) actual electricity generation; (vi) the actual energy consumption rate; (vii) unexpected changes in utility service rates; and (viii) other risks described in the company’s Quarterly Report on Form 10-Q for the quarter ended March 30, 2008, and other filings with the Securities and Exchange Commission. These forward-looking statements should not be relied upon as representing the company’s views as of any subsequent date, and the company is under no obligation to, and expressly disclaims any responsibility to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

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SunPower is a registered trademark of SunPower Corp. Cypress is a registered trademark of Cypress Semiconductor Corp. All other trademarks are the property of their respective owners.